EXHIBIT 11.1

                                   COMPUTATION OF EARNINGS PER SHARE

                                                                      Three Months Ended
                                                                           March 31,
                                                                 ----------------------------
                                                                     2003             2002
                                                                 -----------      -----------
                                                        (In thousands, except share and per share data)

Average common shares outstanding.............................    16,186,628       15,380,960

Average common stock equivalents of
   options outstanding - based on the
   treasury stock method using market price...................       322,825          294,469
                                                                 -----------      -----------

Average diluted common shares outstanding.....................    16,509,453       15,675,429
                                                                 ===========      ===========

Net income....................................................   $     5,553      $     4,948

Basic earnings per common share...............................          0.34             0.32

Diluted earnings per common share.............................          0.34             0.32


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